SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT dated as of February 2, 2000 ("Agreement"), among Saratoga International Holdings Corp., a Nevada corporation ("Saratoga"), and Virtual Media Group Inc., a Washington corporation and its wholly owned subsidiary, Virtual Media Group Inc. a Province of Alberta Corporation hereinafter collectively referred to as "Virtual".

                                   BACKGROUND

The respective Boards of Directors of Saratoga and Virtual have each approved, upon the terms and subject to the conditions set forth in this Agreement, the share exchange between Saratoga and Virtual whereby each issued and outstanding share of common stock of Virtual will be exchanged for shares of Common Stock and Warrants to be issued by Saratoga as set forth in Article I and by which Virtual shall become a wholly-owned subsidiary of Saratoga.

In consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, Saratoga and Virtual hereby agree as follows:

                                    ARTICLE I

                               THE SHARE EXCHANGE

1.01 The Share Exchange. Upon the terms and subject to the conditions hereof, Virtual shall become a wholly-owned subsidiary of Saratoga upon closing of this Agreement subject to the conditions set forth in Article VI.

1.02 Effective Time. This Agreement shall become effective at such time ("Effective Time") as the conditions set forth in Article VI are satisfied or waived, if permissible.

1.03 Shares. At or prior to the Effective Time, by virtue of this Agreement, the following events shall occur.

     a) Each issued and outstanding share of common stock of Virtual shall be assigned, transferred and conveyed to Saratoga.

     b) In exchange thereof, Saratoga shall issue from its treasury 900,000 shares of its common stock ("Common Stock") and warrants ("Warrants") entitling the holders to purchase up to 1,000,000 shares of the common stock of Saratoga on terms and conditions set forth in this Agreement and in the Warrants. The Common Stock and Warrants referred to in this
          Section 1.03 shall be issued to each of Virtual's shareholders, as set forth on Exhibit 1.03 (b) annexed hereto, in the number of Common Stock shares and Warrants set forth next to each name.

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     c)   The  Saratoga  Warrants  issued to Virtual's  shareholders  under this
          Agreement shall contain the following provisions.

          1) The holder's right to exercise the Warrants shall vest at the rate of 20% of the total number of Warrants issued hereunder each year beginning one year from the Effective Time of this Agreement.

          2) Holder's right to vest shall be contingent upon and subject to holder's continued employment with Saratoga or its subsidiaries at each vesting anniversary date ("Vesting Date").

          3) The holder may exercise the warrants at any time following the Vesting Date and prior to the date of expiration of the Warrants, which shall be six years from the Effective Time of this Agreement.

          4)   The exercise price is $0.165 per share.

          5) Redemption provisions and other terms and conditions of the Warrant shall be as set forth in the sample Warrant certificate and agreement annexed hereto as Exhibit 1.03 (c).

1.04 Private Placement.

     a) The Common Stock and Warrants and the Common Stock underlying the Warrants issued to Virtual's shareholders have not been and will not be registered with the Securities and Exchange Commission ("SEC") or the securities commission of any state, including but not limited to Nevada and Washington state, pursuant to an exemption from registration by virtue of Saratoga's intended compliance with the provisions of Sections 4(2) and 4(6) of the Securities Act of 1933, as amended ("Securities Act"), and the Common Stock and Warrants will be made available only to "accredited investors" or Virtual shareholders who have used a "Purchaser representative", as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such exemption limits the number and types of investors to which the offering of Common Stock and warrants may be made and restricts subsequent transfers of the Common Stock so offered which also may be restricted by state securities laws. The Common Stock and Warrants may not be resold or otherwise disposed of by Virtual's shareholders unless, in the opinion of counsel to Saratoga, registration under federal and applicable state securities laws is not required or compliance is made with the registration requirements of such laws.


                                   ARTICLE II
                               EXCHANGE OF SHARES

2.01 Issuance of Certificates. Promptly after the Effective Time, Saratoga shall issue to each person set forth on Exhibit 1.03 (b) a certificate representing the Common Stock and Warrants to be issued to each Virtual shareholder and simultaneously


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     each Virtual  shareholder  shall  exchange and  surrender  the  certificate representing all of such Virtual shareholder's shares in Virtual.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                    SARATOGA

Saratoga represents and warrants to Virtual as of the date of this Agreement and as of the Effective Time as follows:

3.01 Existence: Good Standing. Saratoga is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.02 Capitalization. The authorized capital stock of Saratoga consists of 200,000,000 shares of Common Stock, par value $0.001 ("Shares") and 50,000,000 shares of Preferred Stock, par value $0.001. As of October 31, 1999, Saratoga's most recent fiscal year end, there were 377,742 shares of 8% cumulative convertible redeemable shares of Preferred Stock issued and outstanding and 54,058,125 shares of Common Stock issued and outstanding including 2,000,000 shares of Common Stock held in escrow pending completion and outcome of Saratoga's claim against Language Force Inc. All issued and outstanding shares of Preferred Stock and issued and outstanding shares of Common Stock are duly authorized, validly issued, free of preemptive rights, non-assessable, and, except for the 2,000,000 shares of Common Stock held in escrow, are fully paid. Options, warrants and other rights to acquire from Saratoga or any of its subsidiaries and obligations of Saratoga or any of its subsidiaries to issue, any capital stock, or securities convertible into or exchangeable for capital stock or voting securities of Saratoga as of October 31, 1999 are as set forth in Saratoga's audited financial statements as of and for the fiscal year ended October 31, 1999, a copy of which has been provided to Virtual and is annexed hereto as Exhibit 3.02.

3.03 Authorization:   Validity  and  Effect  of  Agreements.  Saratoga  has  the
     requisite corporate power and authority to execute and deliver this Agreement. The consummation by Saratoga of the transactions contemplated hereby has been duly authorized by all requisite corporate action and the issuance of the Common Stock and warrants to Virtual's shareholders has been approved by the board of directors of Saratoga at a meeting held February 1, 2000. This Agreement constitutes the valid and legally binding obligation of Saratoga, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

3.04 No Violation. To the best of Saratoga's knowledge neither the execution and delivery by Saratoga of this Agreement, nor the consummation by Saratoga of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Saratoga (ii)violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of

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     termination or cancellation of, or accelerate the performance  required by, or result in the triggering of any payment of compensation under, or result
     in   the   creation   of   any   lien,   security   interest,   charge   or
     encumbrance("Lien")upon any of the material properties of Saratoga or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license,
     franchise  permit,   lease,   contract,   agreement  or  other  instrument,
     commitment  or   obligation   to  which   Saratoga  or  any  of  Saratoga's
     subsidiaries is a party, or by which Saratoga or any of Saratoga's subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the business, results of operations, financial condition or prospects of Saratoga and its subsidiaries taken as a whole ("Saratoga Material Adverse Effect"); or (iii) other than the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1978 ("HSR Act"), the Securities Exchange Act of 1934, ("Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of its qualification to do business in other jurisdictions, and the filings contemplated by Section 5.02 of this
     Agreement  (collectively,   "Regulatory  Filings"),  require  any  material
     consent,   approval  or  authorization  of,  or  declaration,   filings  or
     registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Saratoga Material Adverse Effect.

3.05 Documents. Saratoga has delivered to Virtual the following documents:

-    Audited financial statements for the year ended October 31, 1999;
- Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on January 24, 2000.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                   OF VIRTUAL

Virtual represents and warrants to Saratoga as of the date of this Agreement and as of the Effective Time as follows:

4.01 Existence; Good Standing; Corporate Authority; Compliance with Law. Virtual is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copies of Virtual's Articles of Incorporation and by laws previously delivered to Saratoga are true and correct and have not since been amended, modified or rescinded.

4.02 Authorization, Validity and Effect of Agreements. Virtual has the requisite corporate power and authority to execute and deliver this Agreement. The consummation by Virtual of all transactions contemplated hereby has been duly authorized by all requisite corporate action and is required to be approved by the shareholders of Virtual and such approval was obtained by shareholder consent on February 1, 2000. This Agreement constitutes the valid and legally binding obligation of Virtual,

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     enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

4.03 Capitalization. The authorized capital stock of Virtual consists of 100,000,000 shares of $0.001 par value common stock and no other classes of stock, common or preferred, or other securities. There are 900,000 shares of common stock issued and outstanding as of February 2, 2000. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Virtual is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, any shares of or interest in Virtual, whether or not presently authorized, issued or outstanding. There are outstanding (i) no shares of capital stock or other voting securities of Virtual, (ii) no securities of Virtual or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Virtual,
     (iii) no options or other rights to acquire from Virtual or any of its subsidiaries, and no obligations of Virtual or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Virtual, and (iv) no equity equivalents, interest in the ownership or earnings of Virtual or any of its subsidiaries or other similar rights. There are no outstanding obligations of Virtual or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of Virtual.

4.04 No Violation. Neither the execution and delivery by Virtual of this Agreement nor the consummation by Virtual of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Virtual or its subsidiaries, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment or compensation under, or result in the creation of any Lien upon any of the properties of Virtual or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation of which Virtual or its subsidiaries is a party, or by which Virtual or its subsidiaries or any of their respective properties or assets is bound or affected, except for any of the foregoing matters which, singularly or in the aggregate, would not have a Virtual Material Adverse Effect; (iii) other than the Regulatory filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Virtual Material Adverse Effect, as defined in Section 7.01(c) below, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Virtual, any of its subsidiaries or any of their assets, except for violations which in the aggregate would not have a Virtual Material Adverse Effect or materially adversely affect the ability of Virtual to consummate the Merger.

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4.05 Employment Agreements.  Virtual has entered into employment agreements with two of its Officers, Mr. David Strong and Mr. Milo Holthe, which are set forth on Exhibit 6.01 (i) and 6.01 (i) (1) annexed hereto.

4.06 Documents. Virtual has delivered to Saratoga the following documents:

     1.   Unaudited  financial  statements from inception  through  December 31,
          1999.
     2. Subscription Agreement, Debenture Agreement and other documentation relating to Virtual's Series A Senior Subordinated Redeemable Convertible Debentures issued to ZZG Holdings LLC.
     3.   List of Assets

4.07 Intellectual Property Rights. Virtual hereby warrants and represents that it is the sole and exclusive owner of the intellectual property and development rights to the proprietary software commonly referred to as "Happy" and that it has the right, title and interest to such property free from any liens, claims or other encumbrances.

4.08 Wholly-Owned Subsidiary. Virtual hereby represents and warrants that Virtual Media Group Inc. ("Virtual Canada"), a company incorporated under the Corporations Act of the Province of Alberta, is a subsidiary of Virtual all of whose issued and outstanding voting Common Stock and other equity securities are held by Virtual, free and clear of any liens or encumbrances. At time of and following Closing, Virtual Canada shall be a wholly owned subsidiary of Virtual.

4.09 Assets and Liabilities. Virtual hereby represents and warrants that it and its wholly-owned subsidiary, Virtual Canada, collectively and consolidated have no contingent or other liabilities other than those listed in Exhibit
     4.09 annexed hereto. The assets owned by Virtual and Virtual Canada, as set forth in Exhibit 4.09(a) annexed hereto, at time of closing shall be free and clear of any and all liens, claims or other encumbrances except for the security lien interest under the loan agreement between Virtual and the Business Development Bank of Canada ("Bank") as soon as practical following the Closing and payment to the Bank under this Agreement. Virtual shall secure appropriate documents evidencing the Bank's release of its liens and security interest on Virtual and its assets.

                                    ARTICLE V
                                    COVENANTS

5.01 Conduct of Business. From and after the date of this Agreement until Closing or this Agreement is terminated, unless Virtual has consented in writing thereto, Saratoga, and, with respect to (e) and (f) below, Saratoga and Virtual:

     a) Shall, and shall cause its subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     b) Shall use reasonable efforts, and shall cause its subsidiaries to use reasonable efforts, to preserve intact its business organization and goodwill, keep available

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          the services of its officers and employees  and maintain  satisfactory relationships with those persons having business relationships with it;

     c)   Shall confer on a regular  basis with one or more  representatives  of
          Saratoga  to  report  operational   matters  of  materiality  and  any
          proposals to engage in material transactions;

     d)   Shall not amend its Articles of Incorporation or By Laws;

     e) Shall promptly notify the other parties hereto of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

     f) Shall promptly deliver to the other parties hereto true and correct copies of any report, statement or schedule filed with or delivered to the SEC, any other Governmental entity (other than routine corporate tax and other filings in the ordinary course of business) or any shareholder of Virtual or Saratoga, as the case may be, subsequent to the date of this Agreement;

     g) Shall not (i) issue, sell or pledge, or agree to issue, sell or pledge, any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof,
          (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock or grant any right to convert or exchange any securities of Virtual for Common Stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, other than in the ordinary course of Virtual's business,
          (iv) adopt any new employee benefit plan, other than in the ordinary course of Virtual's business (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, other than in the ordinary course of business, except, in each case, for changes which are less favorable to participants in such plans or as may be required by applicable law, or (v) amend any Officer Employment Agreement or increase any compensation payable pursuant to such Officer Employment Agreements;

     h) Shall not (i) except in the normal course of business as consistent with prior practice, declare, set aside or pay any dividend (whether in cash, stock or property) or make any other distribution or payment with respect to any shares of its capital stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

     i) Shall not, and shall not permit its subsidiaries to (i) sell, lease or otherwise dispose of any assets of Virtual or its subsidiaries (including capital stock) which are of a material amount, individually or in the aggregate, or (ii) make any

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          acquisition,  by  means of  merger  or  otherwise,  of any  assets  or securities which are of a material amount, individually or in the aggregate; and

     j) Shall not, and shall not permit its subsidiaries to, agree in writing to take or otherwise take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of Virtual herein untrue or incorrect.

5.02 Filings; Other Action. Subject to the terms and conditions herein provided, Virtual and Saratoga shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR act with respect to the Closing if required; (ii) use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, Canada, the provinces of Canada and other jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
     (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) use best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Saratoga and Virtual shall use best efforts to take all such necessary action.

5.03 Inspection of Records. From the date hereof to the Effective Time, each of Saratoga and Virtual shall allow all designated officers, attorneys, accountants and other representatives of Saratoga and Virtual, as the case may be, access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Saratoga, Virtual and their subsidiaries.

5.04 Indemnification.

     a) (i) After the Effective Time, Saratoga shall, to the fullest extent permitted, indemnify, defend and hold harmless the present and former directors and officers of Saratoga and Virtual and any subsidiaries and their respective heirs, executors, administrators and legal representatives (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties" ) against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement (collectively "Losses")). In connection with the foregoing obligations from and after the Effective Time, Saratoga shall bear the cost of expenses incurred in defending against any claim, action, suit, proceeding or investigation arising out of any alleged acts or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement), as incurred to the
          fullest  extent   permitted

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          under  applicable  law.  All  rights  to  indemnification,   including
          provisions relating to advances, expenses and exculpation of director liability, existing in favor of the Indemnified Parties as provided in Saratoga's or Virtual's Articles of Incorporation and Bylaws, as in effect as of the date of this Agreement, with respect to matters occurring through the Effective Time, will survive the Effective Time and will continue in full force and effect.

     (ii) Any Indemnified Party will promptly notify Saratoga of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section (a "Third Party Claim"). In the event of any such Third Party Claim, (x) within twenty (20) days of receipt of such notice, Saratoga will have the right to assume the defense thereof, and Saratoga will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, acceptable to such Indemnified Parties, as the expense of the Indemnifying Party if the named parties to any such proceeding include both the Indemnified Party and Saratoga and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, and each Indemnified Party will have the right to retain a separate counsel, acceptable to such Indemnified Party, at the expense of the Indemnifying Party, if representation of such Indemnified Party and the other Indemnified Parties as a group would be inappropriate due to a conflict of interest between them and
          (y) the Indemnified Parties will cooperate in the defense of any such matter. If Saratoga fails to take action within twenty (20) days as set forth in (x) above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as a Loss. Saratoga will not be liable for any settlement affected without its prior written consent, unless it has failed to take action within the twenty (20) day period after receipt of notice as set forth above. Notwithstanding the foregoing, Saratoga will not have any obligation under this Section 5.04 to indemnify an Indemnified Party when and if a court of competent jurisdiction ultimately determines and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     b) Saratoga shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this
          Section 5.04.

     c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Articles of Incorporation or by laws of Saratoga, under the Nevada Statute or otherwise. The provisions of this Section shall survive the consummation of the Closing and expressly are intended to benefit each of the Indemnified Parties and will be binding on all successors and assigns of Saratoga.

5.05 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Closing.

5.06 Expenses. Whether or not the Closing is consummated,  except as provided in
     Section 7.02 hereof or as provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.07 Consent of Virtual's Shareholders. Virtual shall submit the Agreement to their shareholders for their consideration in accordance with Chapter 23B.11 of the Washington State Business Corporation Act and other provisions of applicable law, and obtain the consent of its shareholders. Virtual shall notify Saratoga in writing that the consent of the shareholders has been obtained, and shall set forth the names of any dissenting shareholders at least one (1) day prior to the Effective Time.

5.08 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Virtual and Saratoga shall, subject to their respective legal obligations (including requirements of the Nasdaq National Market, stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with Nasdaq National Market, or any national securities exchange with respect thereto.

5.09 Best Efforts to Close. The parties hereto agree to use their best efforts to close the transactions contemplated hereby by February 9, 2000.


                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION
                              OF THE SHARE EXCHANGE

6.01 Conditions to Each Party's Obligation to Effect the Share Exchange. The respective obligations of each party to effect the Share Exchange are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     a) This Agreement shall have been approved by the affirmative vote of the shareholders of Virtual by the requisite vote in accordance with applicable law, if required, and by the Board of Directors of Saratoga by resolution in accordance with applicable law.

     b) No statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), shall have been enacted,
          entered,   promulgated  or  enforced  by  any  court  or  governmental authority which is in effect and has the effect of prohibiting the consummation of the Closing; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

     c) The waiting period (and any extension thereof ) applicable to the consummation of the Closing under the HSR Act if required shall have expired or been terminated;

     d)   Each of the consent and resolution  set forth on Schedule  6.01(d) and
          6.01 (d) (1) hereto shall have been obtained.

     e) Virtual has, or on or before the Effective Time of this Agreement shall have completed the issuance of Virtual's Series A Senior Subordinated Redeemable Convertible Debentures (the "Debentures") in the face amount of $1,000,000 to ZZG Holdings LLC, a Washington limited liability company, upon the terms and conditions set forth in the Subscription Agreement and other documentation relating to the issuance of the Debentures. Subject to and upon the Closing of this Agreement, Saratoga agrees to assume the liabilities and obligations of Virtual under the Debentures as further set forth in this Agreement. On or prior to the Effective Time, Virtual shall secure, in writing, from all of the holders of the Debentures, their consent to Saratoga's assumption of Virtual's liability and obligations to perform under the terms and conditions of the Debenture Agreement.

     f) Virtual shall deliver the legal opinion of its general counsel, substantially in the form annexed hereto as Exhibit 6.01 (f) and Saratoga shall deliver the legal opinion of its counsel, substantially in the form annexed hereto as Exhibit 6.01(f)(1).

     g) At Closing, Virtual's assets shall include $1,000,000 of financing proceeds from the issuance of its Debentures less finder's fees and legal costs, relating to the issuance of the Debentures. The parties hereto agree as follows:

          1) $40,000 shall be used to pay the creditors of Virtual in the amounts and to the persons and accounts listed in the Schedule of Payments to Virtual's Creditors as set forth in Exhibit 6.01 (g) annexed hereto.

          2) $50,000 shall be used as interim working capital to pay Virtual's operating expenses following the Closing of this Agreement in accordance with Virtual's interim operating budget mutually agreed upon by the parties.

          3) $10,000 shall be used to pay David Strong and Milo Holthe each $5000 as provided for in their Employment Agreements referred to in Section 6.01 (i) of this Agreement.

          4) The balance shall be placed in such accounts with such signatory requirements as authorized by the Board of Directors of Saratoga.

     h) A consulting agreement between Virtual and Don Hughes shall have been executed, a copy of which is annexed to this Agreement as Exhibit 6.0
          (h). The consulting agreement shall become an obligation of Virtual following the Closing of this Agreement.

     i) Employment and Covenant Not To Compete Agreements ("Employment Agreements") between Virtual and David Strong and Virtual and Milo Holthe shall have been executed, copies of which are annexed to this Agreement as Exhibit 6.01 (i) and 6.01 (i) (1) respectively. Each Employment Agreement shall contain a provision whereby David Strong and Milo Holthe shall be paid, subject to and upon Closing, an initial payment of $5000 each. These Employment Agreements shall become obligations of Virtual following the Closing of this Agreement.

     j) Following the Closing of this Agreement the parties hereto agree to use their best efforts jointly to raise additional financing including the private placement or public offering of Saratoga's securities.

     k) Following the close of this Agreement, Virutal's name shall be changed to "Saratoga Virtual Media Corp." Virtual's subsidiary, Virtual Media Group Inc., incorporated under the Province of Alberta Corporations Act shall continue to conduct business under the name Virtual Media Group Inc.

     l) Upon the close of this Agreement, Saratoga shall arrange to satisfy an obligation owed by Virtual in the amount of approximately $25,400 owing to Don Hughes by Saratoga issuing to Don Hughes shares of Saratoga's restricted common stock based on $0.165 per share.

     m) Upon the close of this Agreement, the executive offices of Virtual shall be relocated to 8756 - 122nd Avenue NE, Kirkland, Washington 98033.


                                   ARTICLE VII
                        TERMINATION; AMENDMENT; WAIVER

7.01 Closing and Termination. Except as otherwise set forth in this Section 7.01, this Agreement shall close by no later than 11:59 p.m. Seattle, Washington, February 9, 2000, ("Closing Date") provided that either party may extend this Agreement for an additional seven (7) day period by written notice to the other party prior to the Closing Date. This Agreement shall terminate if not closed by 11:59 p.m., Seattle, Washington, February 16, 2000. Notwithstanding the foregoing and/or the approval of this Agreement by the shareholders of Virtual and Saratoga, this Agreement may be terminated and the Closing contemplated hereby may be abandoned at any time prior to the Effective Time:

     a) By mutual written consent, duly authorized by their respective Boards of Directors, by Saratoga and Virtual;

     b)   By either Saratoga or Virtual

          (i) if any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Closing and such order, decree, ruling or other action shall have become final and non-appealable;

          (ii) if, upon a vote at a duly held meeting or upon any adjournment thereof, the shareholders of Saratoga and the Board of Directors of Saratoga shall have failed to give any required approvals; or

     c) By Saratoga if Virtual shall have breached any of its representations and warranties or covenants contained herein and if such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a material adverse effect on the business, results of operations, financial condition or prospects of Virtual (a "Virtual Material Adverse Effect"), unless, in the case of a breach of covenant, such failure to perform has been caused by a breach of this Agreement by Saratoga.

     d) By Virtual if Saratoga shall have breached any of its representations and warranties and such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a Saratoga Material Adverse Effect, or if a Saratoga shall have breached in any material respect any of its covenants contained herein, unless, in the case of a breach of any covenant, such failure to perform has been caused by a breach of this Agreement by Virtual;

7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement, except for the obligations of the parties pursuant to this Section 7.02 and the provisions of Section 5.06, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided that nothing in this Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

7.03 Amendment. To the extent permitted by applicable law, this Agreement may be amended by the parties, at any time before or after approval of this Agreement and the share exchange by the shareholders of Virtual but, after any such shareholder approval, no amendment shall be made that by law requires further approval of such shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (iii) subject to the terms hereof, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of those rights.

7.05 Procedure for Closing, Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require (a) in the case of Saratoga, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of Virtual, action by its Board of Directors.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.01 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be only conditions to the Closing and shall not survive the Closing, provided, however, that the representations and warranties contained in Section 1.07, and in this Article VIII shall survive the Closing.

8.02 Assignment, Binding Effect; Benefit; Entire Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

8.03 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision, clause, section or part of this Agreement is so broad as to be unenforceable, the provision, clause, section or part shall be interpreted to be only so broad as is enforceable, and all other provisions, clauses, sections or parts of this Agreement which can be effective without such unenforceable provision, clause, section or part shall, nevertheless, remain in full force and effect.

8.04 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


                  If to Virtual, to

                  Virtual Media Group Inc.
                  Don Hughes President 502 - 15th Street S Lethbridge, AB Canada T1J 2Z7 (403) 380-4799 FAX

                  With a copy to:







                  If to Saratoga,  to

                  Saratoga International Holdings Corp.
                  8756 122nd Avenue NE
                  Kirkland, WA  98033
                  Att'n:  Pat Charles, President
                  Fax:  425-827-2216

                  With a copy to:

                  Robert C. Laskowski
                  Attorney At Law
                  S.W.  Fifth Avenue, Suite 1300
                  Portland, OR  97204-1151
                  Fax:  503-226-6278

     or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date it is telecommunicated, personally delivered or mailed.

8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

8.06 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled under the Arbitration Rules of the State of Nevada.

8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.08 Counterparts and Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each of which may be signed by less than all of the parties hereto, but together all such copies shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

8.09 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

     a) "Affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

     b) "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

     c) "Person" means a natural person, company, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     d) "Subsidiary" of any person means a person in which such first referenced person owns directly or indirectly an amount of the voting securities, other voting ownership or voting partnership interest which is sufficient to elect at least a majority of its Board of directors or other governing body (or, if there are no such voting interest, owns directly or indirectly 50% or more of the equity interest).

8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in the Agreement. The waiver by any party hereto to a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.11 U.S. Funds. All monetary amounts set forth herein are stated in currency of the Untied States of America unless otherwise specifically stated.

8.12 Incorporation of Exhibits. All Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.13 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

                    Saratoga International Holdings Corp.

                    /s/ Patrick F. Charles
                    _________________________________________
                    By: Patrick F. Charles, President and CEO


                    VIRTUAL MEDIA GROUP INC.

                    /s/ Patrick F. Charles
                    _______________________________
                    By: Don Hughes, President & CEO

                      EXHIBITS TO SHARE EXCHANGE AGREEMENT
                  Between Saratoga International Holdings Corp.
                          and Virtual Media Group Inc.

Exhibit 1.03 (b)      Shares and Warrants to be issued to Virtual's shareholders

Exhibit 1.03 (e)      Sample Warrant Certificate and Agreement

Exhibit 3.02 Audited Financial Statements of Saratoga International Holdings Corp. as of and for the year ended October 31, 1999

Exhibit 4.09          List of Virtual's Liabilities

Exhibit 4.09 (a)      List of Virtual's Assets

Exhibit 6.01 (d)      Consent of Virtual's Shareholders

Exhibit 6.01 (d) (1)  Resolution of the Board of Directors of Saratoga
                      International Holdings Corp.

Exhibit 6.01 (e)      Legal Opinion of Virtual's General Counsel

Exhibit 6.01 (e) (1)  Legal Opinion of SHCC's General Counsel

Exhibit 6.01 (g)      Schedule of Payments to Virtual's Creditors

Exhibit 6.01 (h)      Consulting Agreement with Don L. Hughes

Exhibit 6.01 (i)      Employment Agreement with David Strong

Exhibit 6.01 (i) (1)  Employment Agreement with Milo Holthe